AGREEMENT AND PLAN OF MERGER

among

JEFFERSON COUNTY BANCSHARES, INC.
a Missouri corporation

and

PCFC ACQUISITION CORP.
a Missouri corporation

and

PERRY COUNTY FINANCIAL CORPORATION
a Missouri corporation

January 26, 2001

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TABLE OF CONTENTS

Page

Recitals	1
ARTICLE I THE MERGER
1.01. The Merger	1
1.02. Closing	1
1.03. Effective Time	1
1.04. Additional Actions	2
1.05. Articles of Incorporation and By-Laws	2
1.06. Board of Directors and Officers	2
1.07. Conversion of Securities	2
1.08. Exchange Procedures	2
1.09. Closing of Stock Transfer Books	3
1.10. Dissenting Shares	4
1.11. Stock Options	4
1.12. Material Adverse Effect	4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
2.01. Organization and Authority	5
2.02. Subsidiaries.	5
2.03. Capitalization	6
2.04. Authorization.	6
2.05. Seller Financial Statements	7
2.06. Seller Reports	7
2.07. Title to and Condition of Assets	8
2.08. Real Property	8
2.09. Taxes	9
2.10. Material Adverse Effect	9
2.11. Loans, Commitments and Contracts	10
2.12. Absence of Defaults	12
2.13. Litigation and Other Proceedings	12
2.14. Directors' and Officers' Insurance	12
2.15. Compliance with Laws	13
2.16. Labor	14
2.17. Material Interests of Certain Persons	14
2.18. Allowance for Loan and Lease Losses; Non-Performing Assets; Financial Assets	14
2.19. Employee Benefit Plans	16
2.20. Conduct of Seller to Date	17
2.21. Absence of Undisclosed Liabilities	18
2.22. Proxy Statement, Etc.	18
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2.23. Registration Obligations	19
2.24. Regulatory Matters	19
2.25. Brokers and Finders	19
2.26. Interest Rate Risk Management Instruments	19
2.27. Accuracy of Information	19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER
3.01. Organization and Authority	20
3.02. Authorization	20
3.03. Buyer Financial Statements	20
3.04. Material Adverse Effect	21
3.05. Litigation and Other Proceedings	21
3.06. Accuracy of Information	21
3.07. Certain Information	21
3.08. Financial Resources	21
3.09. Regulatory Matters	21
ARTICLE IV CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
4.01. Conduct of Businesses Prior to the Effective Time	21
4.02. Forbearances of Seller	21
4.03. Forbearances of Buyer and Merger Sub	23
ARTICLE V ADDITIONAL AGREEMENTS
5.01. Access and Information; Due Diligence	24
5.02. Proxy Statement; Regulatory Matters	24
5.03. Shareholder Approval	25
5.04. Current Information	25
5.05. Conforming Entries	25
5.06. Environmental Reports	26
5.07. Expenses	27
5.08. Miscellaneous Agreements and Consents	27
5.09. Employee Agreements and Benefits	28
5.10. Press Releases	29
5.11. State Takeover Statutes	29
5.12. Indemnification; Insurance	29
5.13. Financing	31
5.14. System Conversion	31
5.15. Disclosure Supplements	31
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ARTICLE VI CONDITIONS
6.01. Conditions to Each Party's Obligation To Effect the Merger	31
6.02. Conditions to Obligations of Seller	32
6.03. Conditions to Obligations of the Buyer	32
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
7.01. Termination	33
7.02. Effect of Termination	34
7.03. Amendment	34
7.04. Waiver	34
ARTICLE VIII GENERAL PROVISIONS
8.01. Non-Survival of Representations, Warranties and Agreements	34
8.02. Indemnification	35
8.03. Liquidated Damages	35
8.04. No Assignment; Successors and Assigns	35
8.05. Severability	36
8.06. No Implied Waiver	36
8.07. Headings	36
8.08. Entire Agreement	36
8.09. Counterparts	36
8.10. Notices	36
8.11. Governing Law	37

Exhibit A - Buyer's Opinion
Exhibit B - Seller's Opinion

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LIST OF SCHEDULES

Schedule 2.01                Articles/Bylaws/Lists of Shareholder
Schedule 2.02                Subsidiaries/Equity Securities
Schedule 2.03                List of Optionees/Exercise Price/Shares Subject to Options
Schedule 2.04(b)           Authorizations
Schedule 2.05(a)           AuthorizationsFinancial Statements
Schedule 2.07(b)           Disposition of Material Assets
Schedule 2.08(a)           Owned Real Property/Leased Real Property
Schedule 2.08(c)           Interest in Real Property
Schedule 2.09               Tax Returns
Schedule 2.11(a)           Deposits/Commitments
Schedule 2.11(c)           Insurance
Schedule 2.11(f)            Loans
Schedule 2.13               Seller Litigation
Schedule 2.15               Compliance with Laws
Schedule 2.18(c)           Real Estate Acquired through Foreclosure and Repossession
Schedule 2.18(d)           Non-Performing Assets
Schedule 2.18(f)            Investment Securities
Schedule 2.19(a)           Employee Benefit Plans
Schedule 2.19(d)           Post-retirement Health and Medical Benefits
Schedule 2.19(f)            Change in Control Payments
Schedule 2.20               Conduct of Seller
Schedule 2.26(a)           Derivative Securities

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AGREEMENT AND PLAN OF MERGER

              This AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of the 26th day of January 2001 by and among Jefferson County Bancshares, Inc., a Missouri corporation ("Buyer"), PCFC Acquisition Corp., a Missouri corporation and wholly owned subsidiary of Buyer ("Merger Sub"), and Perry County Financial Corporation, a Missouri corporation ("Seller").

              WHEREAS, Buyer is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and

              WHEREAS, Seller is registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"); and

              WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and Seller have approved the merger (the "Merger") of Merger Sub with and into Seller pursuant to the terms and subject to the conditions contained in this Agreement; and

              WHEREAS, the parties desire to provide certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

              NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

              1.01.       The Merger.   Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into Seller in accordance with Chapter 351 of the Missouri Revised Statutes (the "Missouri Statute"), and the separate corporate existence of Merger Sub shall cease.  Seller shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue to be governed by the laws of the State of Missouri.

              1.02.       Closing.   The closing (the "Closing") of the Merger, unless the parties hereto shall otherwise mutually agree, shall take place at the offices of Thompson Coburn LLP in St. Louis, Missouri, at 10:00 am, local time, on the date that the Effective Time (as defined in Section 1.03) occurs (the "Closing Date").

              1.03.         Effective Time.   The Merger shall become effective (the "Effective Time") upon the issuance of a Certificate of Merger by the Office of the Secretary of State of the State of Missouri.  Unless otherwise mutually agreed in writing by Buyer and Seller, subject to the terms and conditions of this Agreement, the Closing Date shall occur on such date as Buyer shall notify Seller in writing (such notice to be at least five business days in advance of the Closing Date) but (i) not earlier than the satisfaction of all conditions set forth in Sections 5.13, 6.01(a) and 6.01(b) (the "Approval Date") and (ii) not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date.  On the Closing Date, the parties hereto will cause the Merger to be consummated by delivering to the Secretary of State of the State of Missouri, for filing, Articles of Merger in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Missouri Statute.

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              1.04.         Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Seller or Merger Sub, or (b) otherwise carry out the purposes of this Agreement, Seller and Merger Sub and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller or Merger Sub or otherwise to take any and all such action.

              1.05.          Articles of Incorporation and By-Laws.    The Articles of Incorporation and By-Laws of Seller in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Merger, unless otherwise repealed or amended.

              1.06.          Board of Directors and Officers.   At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger, and such directors and officers shall hold office in accordance with the Surviving Corporation's By-Laws and applicable law.

              1.07.          Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Merger Sub or Seller or the holder of any of the following securities:

              (a)       Each share of the common stock, $1.00 par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically convert into an issued and outstanding share of common stock, $0.01 par value, of the Surviving Corporation; and

              (b)       Subject to Section 1.10 hereof, each share of common stock, $0.01 par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares held; by Seller, Buyer or any of their respective Subsidiaries (as defined in Section 2.02 hereof) (in each case other than in a fiduciary capacity or as a result of debts previously contracted), which shall be canceled), shall cease to be outstanding and shall be converted into and become the right to receive $23.50 in cash (the "Merger Consideration").

              1.08.         Exchange Procedures.

              (a)       As soon as practicable following the Effective Time, but no later than five business days following the Effective Time, Buyer shall mail or cause to be mailed to holders of record of certificates formerly representing shares of Seller Common Stock (the "Certificates"), as identified on the Seller Shareholder List (as defined in Section 1.09 hereof), letters advising them of the effectiveness of the Merger and instructing them to tender such Certificates to Eagle Bank and Trust Company, as exchange agent (the "Exchange Agent"), or in lieu thereof, such evidence of lost, stolen or mutilated Certificates and such surety bond or other security as the Exchange Agent may reasonably require (the "Required Documentation").  Eagle Bank and Trust Company and Buyer shall execute an exchange agent agreement in a form customary to this type of transaction that recognizes Eagle Bank and Trust Company's discreet and independent duties as exchange agent.

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              (b)       Subject to Section 1.09 hereof, after the Effective Time, each previous holder of a Certificate that surrenders such Certificate or in lieu thereof, the Required Documentation, to the Exchange Agent, with a properly completed and executed letter of transmittal with respect to such Certificate, will be entitled to the Merger Consideration into which the stock previously represented by such Certificate shall have been converted, without interest.  The Merger Consideration shall be delivered by the Exchange Agent to each such holder as promptly as practicable after such surrender.

              (c)       Each outstanding Certificate, until duly surrendered to the Exchange Agent, shall be deemed to evidence ownership of the Merger Consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

              (d)       After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration, net of any tax which is required to be withheld by the payor under federal and state income tax requirements.  After the closing of the transfer books as described in Section 1.09 hereof, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be canceled against delivery of the Merger Consideration.  Neither Buyer nor the Exchange Agent shall be obligated to deliver the Merger Consideration until such holder surrenders the Certificates or furnishes the Required Documentation as provided herein.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any Merger Consideration that is paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

              1.09.       Closing of Stock Transfer Books.

              (a)       The stock transfer books of Seller shall be closed at the end of business on the business day immediately preceding the Closing Date.In the event of a transfer of ownership of Seller Common Stock that is not registered in the transfer records prior to the closing of such record books, the Merger Consideration payable with respect to such stock may be delivered to the transferee, if the Certificate or Certificates representing such stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid.

              (b)        At the Effective Time, Seller shall provide Buyer with a complete and verified list of registered holders of Seller Common Stock based upon its stock transfer books as of the closing of said transfer books, including the names, addresses, certificate numbers and taxpayer identification numbers of such holders (the "Seller Shareholder List"). Buyer shall be entitled to rely upon the Seller Shareholder List to establish the identity of those persons entitled to receive the Merger Consideration, which list shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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              1.10.       Dissenting Shares.

              (a)       "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under Section 351.455 of the Missouri Statute.  Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of such law.

              (b)       Each party hereto shall give the other prompt notice of any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments, served pursuant to the Missouri Statute received by each party and Seller shall give Buyer the opportunity to participate in all negotiations and proceedings with respect to such demands.  Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, settle or offer to settle any such demands.

              1.11.       Stock Options.  Each holder of an option pursuant to the Seller's 1995 Stock Option and Incentive Plan (the "Seller Option Plan") outstanding on the date hereof and remaining outstanding at the Effective Time, whether vested, unvested or then exercisable, shall receive from Buyer, as soon as practicable after the delivery of a cancellation agreement in form and substance reasonably acceptable to Buyer and the surrender of the stock option agreement evidencing such options, a cash payment in an amount equal to the product of (i) the number of shares of Seller Common Stock subject to such option at the Effective Time and (ii) the excess, if any, of $23.50 minus the exercise price per share of such option net of any cash which is required to be withheld by the payor under federal and state income and employment tax requirements (the "Option Consideration").  Payment of the Option Consideration shall be in consideration of, and shall result in, the settlement and cancellation of all such options.  As soon as practicable following the Effective Time, but not later than five business days following the Effective Time, Buyer shall mail or cause to be mailed to each holder of an option (as identified on a list of option holders provided by Seller) a letter advising them of the effectiveness of the Merger and instructing them how to execute the cancellation agreement and return it and the stock option agreement to the Exchange Agent.

              1.12.          Material Adverse Effect.  As used in this Agreement, the term "Material Adverse Effect" with respect to an entity means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, business or results of operations, of such entity and its Subsidiaries, taken as a whole as reflected in the Seller Financial Statements (as defined in Section 2.05(b)) or the Buyer Financial Statements (as defined in Section 3.04), as the case may be; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, such entity and its Subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles or interpretations thereof; (ii) a change with respect to, or effect on, such entity and its Subsidiaries resulting from any other matter affecting depository institutions generally including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates; (iii) in the case of Seller, any financial change resulting from adjustments taken pursuant to Section 5.05 hereof; (iv) a change disclosed in the Seller Financial Statements or the Buyer Financial Statements, as the case may be; (v) any charges taken by Buyer in connection with pending or completed acquisitions or the disposition of certain businesses or lines of business; (vi) expenses incurred in connection with the transactions contemplated hereby or (vii) actions or omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

              Seller hereby represents and warrants to the Buyer as follows:

              2.01.       Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Seller is registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the HOLA. True and complete copies of the Articles of Incorporation and By-Laws of Seller and the Charter and By-Laws of Perry County Savings Bank, FSB, a federal savings bank, a wholly owned subsidiary of Seller ("Savings Bank"), each as in effect on the date of this Agreement, are attached hereto as Schedule 2.01. Also attached hereto as Schedule 2.01 are true and complete lists of the shareholders of record of each of the Seller and Savings Bank (including directors' qualifying shares), as of a record date for the most recent annual meeting of Seller.

              2.02.       Subsidiaries.

              (a)       Schedule 2.02 sets forth, a complete and correct list of all of Seller's "Subsidiaries" (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"); each a "Seller Subsidiary" and, collectively, the "Seller Subsidiaries"), and all outstanding Equity Securities (as defined in Section 2.03) of each, all of which are owned directly or indirectly by Seller, except as set forth in Schedule 2.02. Except as disclosed in Schedule 2.02, all of the outstanding shares of capital stock of the Seller Subsidiaries owned directly or indirectly by Seller are validly issued, fully paid and non-assessable and are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Seller Subsidiaries is a corporation or savings bank duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Seller Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified. Except for (x) capital stock of Seller Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are set forth in Schedule 2.02, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, business trust or other organization, other than investment securities representing not more than 5% of any entity.

              (b)       Savings Bank is a federal savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Savings Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Federal Deposit Insurance Act of 1950, as amended (the "FDI Act").

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              2.03.       Capitalization.        The authorized capital stock of Seller consists of (i) 5,000,000 shares of Seller Common Stock, of which, as of the date hereof, 856,452 shares were issued and 741,928 shares were outstanding (which amount includes 1,228 outstanding shares of Seller Common Stock that were awarded pursuant to the terms of Seller's 1995 Recognition and Retention Plan and which remain unvested as of the date hereof), and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of which, as of the date hereof, no shares were outstanding. As of the date hereof, Seller had reserved 49,387 shares of Seller Common Stock for issuance pursuant to options outstanding as of the date hereof under the Seller Stock Option Plan, a listing of which is set forth on Schedule 2.03. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Except as set forth above, there are no other Equity Securities of Seller outstanding. All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive right of any shareholder of Seller.

              2.04.       Authorization.

              (a)       Seller has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the shareholders of Seller and Regulatory Authorities (as defined in Section 2.06), to carry out its obligations hereunder. The only shareholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of at least two-thirds of the outstanding shares of Seller Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby in accordance with and subject to the terms of this Agreement have been duly authorized by the Board of Directors of Seller. Subject to the approval of Seller's shareholders and subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, and assuming due authorization, execution and delivery by Buyer and Merger Sub, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

              (b)        Except as disclosed on Schedule 2.04(b), neither the execution nor delivery nor performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of Seller or any of the Seller Subsidiaries under any of the terms, conditions or provisions of (x) its Articles of Incorporation or charter, as the case may be, or By-Laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of the Seller Subsidiaries is a party or by which it may be bound, or to which Seller or any of the Seller Subsidiaries or any of the properties or assets of Seller or any of the Seller Subsidiaries may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.04 violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Seller Subsidiaries or any of their respective properties or assets.

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              (c)       Other than in connection or in compliance with the provisions of the Missouri Statute, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, or any required approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the OTS or other governmental agencies or governing boards having regulatory authority over Seller or any Seller Subsidiary, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

              2.05.       Seller Financial Statements.

              (a)       Attached hereto as Schedule 2.05(a) is a copy of Seller's Annual Report to Shareholders for the year ended September 30, 2000.

              (b)       The financial statements contained in the document referenced in Schedule 2.05(a) are referred to collectively as the "Seller Financial Statements." The Seller Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") during the periods involved, and present fairly the consolidated financial position of Seller and the Seller Subsidiaries at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of Seller and the Seller Subsidiaries for the periods stated therein.

              (c)       Seller and the Seller Subsidiaries have each prepared, kept and maintained through the date hereof true, correct and complete financial books and records which fairly reflect their respective financial conditions, results of operations, changes in shareholders' equity and cash flows.

              2.06.       Seller Reports. Except as set forth in Schedule 2.06, since January 1, 1998, each of Seller and the Seller Subsidiaries has timely filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K and proxy statements, (ii) the OTS, (iii) the FDIC and (iv) any federal, state, municipal or local government, securities, banking, savings and loan, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (iv) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"), having jurisdiction over the affairs of it. All such material reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports." As of each of their respective dates, the Seller Reports complied in all material respects with all relevant rules and regulations promulgated by the applicable Regulatory Authority. With respect to Seller Reports filed with the Regulatory Authorities and except as set forth in Schedule 2.06, to the best knowledge of Seller, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examinations of, Seller or any of the Seller Subsidiaries.

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              2.07.       Title to and Condition of Assets.

              (a)        With the exception of all "Real Property" (which is the subject of Section 2.08 hereof), Seller and the Seller Subsidiaries have, and at the Closing Date will have, good and marketable title to their owned assets, including, without limitation, those reflected in the Seller Financial Statements (except those disposed of in the ordinary course of business since the date thereof), free and clear of any Lien, except for Liens for (i) taxes, assessments or other governmental charges not yet delinquent, (ii) non-monetary encumbrances, easements, restrictions and right-of-ways on Owned Real Property (as defined in Section 2.08(a)), which do not materially detract from the value of such property or materially interfere with the intended use of the property and (iii) as set forth or described in the Seller Financial Statements or any subsequent Seller Financial Statements delivered to Buyer prior to the Effective Time.

              (b)       Except as set forth in Schedule 2.07(b), no material asset that is reflected as owned by Seller or any of the Seller Subsidiaries in the Seller Financial Statements as of September 30, 1999, has been sold, leased, transferred, assigned or otherwise disposed of since such date, except in the ordinary course of business.

              (c)        All furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Seller or the Seller Subsidiaries and in regular use, including any such items leased as a lessee (taken as a whole as to each of the foregoing with no single item deemed to be of material importance) are in good and serviceable condition, subject only to normal wear and tear. The operation by Seller or the Seller Subsidiaries of such assets is in compliance in all material respects with all applicable laws, ordinances and rules and regulations of any governmental authority having jurisdiction over such use.

              2.08.       Real Property.

              (a)       A list of each parcel of real property owned by Seller or any of the Seller Subsidiaries (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Seller or a Seller Subsidiary for disposition as required by law)(such real property being herein referred to as the "Owned Real Property") and each parcel of real property leased by Seller or any of the Seller Subsidiaries (such real property being herein referred to as the "Leased Real Property") is attached to Schedule 2.08(a). In addition, a copy of the lease for each parcel of Leased Real Property is attached to Schedule 2.08(a). Seller shall update Schedule 2.08(a) within ten days of acquiring any Owned Real Property or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property is herein referred to as the "Real Property."

              (b)        There is no pending action involving Seller or any of the Seller Subsidiaries as to the title of or the right to use any of the Real Property.

              (c)       Except as disclosed on Schedule 2.08(c), neither Seller nor any of the Seller Subsidiaries has any interest in any real property other than as described above in Section 2.08(a) except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

              (d)       To the best knowledge of Seller, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and, to the best knowledge of Seller, all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

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              (e)       None of the buildings, structures or improvements located on the Owned Real Property are the subject of any pending official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Seller, threatened, with respect to any such building, structure or improvement. The Owned Real Property is in generally good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

              (f)       Except as may be reflected in the Seller Financial Statements or with respect to such easements, Liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the parcel of Owned Real Property, Seller and the Seller Subsidiaries have, and at the Closing Date will have, good and marketable title to their respective Owned Real Properties.

              (g)       There are no underground storage tanks located on, in or under any Owned Real Property. Neither Seller nor any Seller Subsidiaries own or operate any underground storage tank at any Leased Real Property.

              2.09.       Taxes. Seller and each Seller Subsidiary have timely filed or will timely file (including extensions) all tax returns required to be filed at or prior to the Closing Date ("Seller Returns"). Each of Seller and the Seller Subsidiaries has paid, or set up adequate reserves on the Seller Financial Statements for the payment of, all taxes shown to be due in respect of the periods covered by such Seller Returns and has set up adequate reserves on the most recent Seller Financial Statements for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such Seller Financial Statements. Neither Seller nor any Seller Subsidiary has any material liability for any such taxes in excess of the amounts so paid or reserves so established, and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against Seller or any of the Seller Subsidiaries which would not be covered by existing reserves. Neither Seller nor any of the Seller Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. Except as disclosed on Schedule 2.09, no federal or state income tax return of Seller or any Seller Subsidiaries has been audited by the Internal Revenue Service (the "IRS") or any state tax authority for the seven most recent full calendar years. There is no deficiency or refund litigation or, to the best knowledge of Seller, matter in controversy with respect to Seller Returns. Neither Seller nor any of the Seller Subsidiaries has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

              2.10.       Material Adverse Effect. Since September 30, 2000 to the date hereof, there has been no Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.

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              2.11.       Loans, Commitments and Contracts.

              (a)       Schedule 2.11(a) contains a complete and accurate listing as of the date hereof of all contracts entered into with respect to deposits of $100,000 or more, by account, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements, and other documents relating to or involving extensions of credit and other commitments to extend credit by Seller or any of the Seller Subsidiaries with respect to any one entity or related group of entities in excess of $250,000 with respect to any one- to four-family mortgage loans and in excess of $100,000 with respect to any other agreement with respect to an extension or commitment to extend credit, in each case to which Seller or any of the Seller Subsidiaries is a party or by which it is bound, by account, and, where applicable, such other information as shall be necessary to identify any related group of entities.

              (b)       Except for the contracts and agreements required to be listed on Schedule 2.11(a) and the loans required to be listed on Schedule 2.11(f), and except as otherwise listed on Schedule 2.11(b), as of the date hereof neither Seller nor any of the Seller Subsidiaries is a party to or is bound by any:

       (i)       agreement, contract, arrangement, understanding or commitment with any labor union;

       (ii)       franchise or license agreement other than off-the-shelf software licenses;

       (iii)       written employment, severance, termination pay, agency, consulting or similar agreement or commitment in respect of personal services;

       (iv)        agreement, arrangement or commitment (A) not made in the ordinary course of business, and (B) pursuant to which Seller or any of the Seller Subsidiaries is or may become obligated to invest in or contribute to any Seller Subsidiary other than pursuant to Seller Employee Plans (as that term is defined in Section 2.19 hereof) and agreements relating to joint ventures or partnerships set forth in Schedule 2.02, true and complete copies of which have been furnished to Buyer;

       (v)       agreement, indenture or other instrument not disclosed in the Seller Financial Statements relating to the borrowing of money by Seller or any of the Seller Subsidiaries or the guarantee by Seller or any of the Seller Subsidiaries of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Seller or any of the Seller Subsidiaries, such as deposits, Federal Home Loan Bank ("FHLB") and Federal Funds borrowings and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $25,000;

       (vi)        contract containing covenants which limit the ability of Seller or any of the Seller Subsidiaries to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, Seller or any of the Seller Subsidiaries may carry on their respective businesses (other that as may be required by law or any applicable Regulatory Authority);

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       (vii)       contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K as promulgated by the SEC to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Seller Reports;

       (viii)       lease with annual rental payments aggregating $25,000 or more;

       (ix)        loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing at Seller or any of the Seller Subsidiaries in the ordinary course of business; or

       (x)        other agreement, contract, arrangement, understanding or commitment involving an obligation by Seller or any of the Seller Subsidiaries of more than $25,000 and extending beyond one year from the date hereof that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Seller or any of the Seller Subsidiaries in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $50,000.

              (c)        Seller and/or the Seller Subsidiaries carry property, liability, director and officer errors and omissions, and other insurance coverage as set forth in Schedule 2.11(c) under the heading "Insurance."

              (d)       True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Sections 2.11(a), (b) and (c) have been or shall be furnished or made available to Buyer.

              (e)       To the best knowledge of Seller, each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedules 2.11 (a), (b) and (c) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than Seller or any Seller Subsidiary) may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

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              (f)       Schedule 2.11(f) under the heading "Loans" contains a true, correct and complete listing, as of the date of this Agreement, by account, of: (i) all loans of Seller or any of the Seller Subsidiaries that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Seller or any of the Seller Subsidiaries which have been terminated by Seller or any of the Seller Subsidiaries during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments, as to which Seller or any of the Seller Subsidiaries has given written notice of its intent to terminate during the past twelve months; (iv) with respect to all commercial loans (including commercial real estate), all notification letters and other written communications from Seller or any of the Seller Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein Seller or any of the Seller Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified Seller or any of the Seller Subsidiaries during the past twelve months of, or has asserted against Seller or any of the Seller Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the best knowledge of Seller, each borrower, customer or other party which has given Seller or any of the Seller Subsidiaries any oral notification of, or orally asserted to or against Seller or any of the Seller Subsidiaries, any such claim; or (vi) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified "doubtful," "loss" or the equivalent thereof by any Regulatory Authority, (D) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (E) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith.

              2.12.       Absence of Defaults. Except as set forth on Schedule 2.12, neither Seller nor any of the Seller Subsidiaries is in violation of its charter documents or By-Laws or in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

              2.13.       Litigation and Other Proceedings. Except as set forth on Schedule 2.13, neither Seller nor any of the Seller Subsidiaries is a party to any pending or, to the best knowledge of Seller, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, involving a monetary claim in excess of $25,000 or involving a claim for equitable relief. Without limiting the generality of the foregoing, there is no action, suit or proceeding pending or, to the best knowledge of Seller, threatened against Seller or any of the Seller Subsidiaries or any of their respective officers or directors by any shareholder of Seller or any of the Seller Subsidiaries (or any former shareholder of Seller or any of the Seller Subsidiaries) or involving claims under the Community Reinvestment Act of 1977, as amended, the Bank Secrecy Act, the fair lending laws or any other similar laws for monetary relief in excess of $25,000 or seeking equitable relief.

              2.14.       Directors' and Officers' Insurance. Each of Seller and the Seller Subsidiaries has taken or will take all requisite action (including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Seller.

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              2.15.       Compliance with Laws.

              (a)        To the best knowledge of Seller, Seller and each of the Seller Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

              (b)       (i) Each of Seller and the Seller Subsidiaries has complied in all material respects with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations including, without limitation, in the case of Seller or any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) neither Seller nor any of the Seller Subsidiaries is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal or local, and whether at law or in equity.

              (c)       Except as set forth on Schedule 2.15, neither Seller nor any of the Seller Subsidiaries is subject to or reasonably likely to incur a liability as a result of its ownership, operation or use of any Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being acquired in foreclosure or in lieu of foreclosure or being part of the investment portfolio of Seller or any of the Seller Subsidiaries) (A) that is contaminated by or contains any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, asbestos, PCBs, pesticides, herbicides and any other metals, liquids, semi-solids or solids that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or clean-up (each, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed or used at the Property or in the construction of structures thereon. "Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Seller or any of the Seller Subsidiaries, including, without limitation, property acquired under foreclosure or in lieu of foreclosure, property in which any venture capital or similar unit of Seller or any of the Seller Subsidiaries has an interest and, to the best knowledge of Seller, property held by Seller or any of the Seller Subsidiaries in its capacity as a trustee. No claim, action, suit or proceeding is pending and no material claim has been asserted against Seller or any of the Seller Subsidiaries relating to Property of Seller or any of the Seller Subsidiaries and, to the best knowledge of the Seller, no such claim, action, suit or proceeding has been threatened before any court or other Regulatory Authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Seller or any of the Seller Subsidiaries with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Seller or any of the Seller Subsidiaries which reasonably could be expected to have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.

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              (d)       Neither Seller nor any of the Seller Subsidiaries has received any notification or communication that has not been finally resolved from any Regulatory Authority (i) asserting that the Seller or any of the Seller Subsidiaries or any Property is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are disclosed on Schedule 2.15 or (B) reasonably could not be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that reasonably could be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, including, without limitation, such company's status as an insured depository institution under the Federal Deposit Insurance Act, as amended (the "FDI Act"), (iii) requiring or threatening to require Seller or any of the Seller Subsidiaries, or indicating that Seller or any of the Seller Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of the Seller Subsidiaries, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

              (e)        Neither Seller nor any of the Seller Subsidiaries is required by Section 32 of the FDI Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

              2.16.       Labor.   No work stoppage involving Seller or any of the Seller Subsidiaries is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any of the Seller Subsidiaries is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that reasonably could be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. None of the employees of Seller or the Seller Subsidiaries are represented by any labor union or any collective bargaining organization.

              2.17.       Material Interests of Certain Persons. To the best knowledge of the Seller, no officer or director of Seller or any of the Seller Subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Seller or any of the Seller Subsidiaries, which in the case of Seller and each of the Seller Subsidiaries would be required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC.

              2.18.       Allowance for Loan and Lease Losses; Non-Performing Assets; Financial Assets.

              (a)        All of the accounts, notes and other receivables that are reflected in the Seller Financial Statements were acquired in the ordinary course of business and, to the knowledge of Seller, were collectible in full in the ordinary course of business, except for possible loan and lease losses that are adequately provided for in the allowance for loan and lease losses reflected in such Seller Financial Statements, and the collection experience of Seller and the Seller Subsidiaries since September 30, 2000 to the date hereof, has not deviated in any material and adverse manner from the credit and collection experience of Seller and the Seller Subsidiaries, taken as a whole, for the year ended September 30, 2000.

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              (b)       The allowances for loan losses contained in the Seller Financial Statements were established in accordance with the past practices and experiences of Seller and the Seller Subsidiaries, and the allowance for loan and lease losses shown on the consolidated balance sheet of Seller and the Seller Subsidiaries as of September 30, 2000, were adequate in all material respects under the requirements of GAAP, or regulatory accounting principles, as the case may be, to provide for possible losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet.

              (c)       Schedule 2.18(c) sets forth as of the date of this Agreement all assets classified by Seller as real estate acquired through foreclosure or repossession, including foreclosed assets.

              (d)        Schedule 2.18(d) sets forth as of the date of this Agreement all Non-Performing Assets (as defined below). "Non-Performing Assets" shall mean (i) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) that have been classified "doubtful," "loss" or the equivalent thereof by any Regulatory Agency or (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, and (ii) all assets classified by Seller as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets acquired through foreclosure or in lieu of foreclosure.

              (e)        All loans receivable (including discounts) and accrued interest entered on the books of Seller and the Seller Subsidiaries, to the extent unpaid on the Closing Date, arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Seller's or the appropriate Seller Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans or discounts are true and genuine and are what they purport to be. To the best knowledge of Seller, the loans, discounts and the accrued interest reflected on the books of Seller and the Seller Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Seller or the appropriate Seller Subsidiary free and clear of any liens, restrictions or encumbrances.

              (f)       The notes and other evidences of indebtedness evidencing the loans described in (e) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are and will be, in all material respects, valid, true, genuine and enforceable, and what they purport to be. Seller or a Seller Subsidiary has good and valid title to the investment securities shown on the Seller Financial Statements and all securities entered on the books of Seller or the appropriate Seller Subsidiary subsequent to September 30, 2000, except for those sold or redeemed in the ordinary course of business. A complete and accurate list of such investment securities as of the date hereof, is attached as Schedule 2.18(f). Such list shall be updated promptly upon request until the Closing.

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              2.19.       Employee Benefit Plans.

              (a)       Schedule 2.19(a) lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, currently maintained by or contributed to by Seller or any of the Seller Subsidiaries in respect of any of the present or former directors, officers, or other employees of and/or consultants to Seller or any of the Seller Subsidiaries (collectively, "Seller Employee Plans"). Seller has furnished, or will promptly furnish after the date hereof, Buyer with the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

              (b)       All Seller Employee Plans have been maintained and operated in all material respects in accordance with their terms and the material requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, ERISA (including, without limiting the generality of the foregoing, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA")), the provisions of the Missouri Revised Statutes regarding group health plan continuation coverage and the Internal Revenue Code of 1986, as amended (the "Code"), to the extent applicable. All contributions required to be made to Seller Employee Plans have been made or reserved.

              (c)       With respect to each of the Seller Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the best knowledge of the Seller, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the actuarial present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.19(a)), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of the Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or Seller or any of the Seller Subsidiaries, to any material tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor has there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 1989; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA.

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              (d)       Except as disclosed in Schedule 2.19(d), neither Seller nor any of the Seller Subsidiaries has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

              (e)       Neither Seller nor any of the Seller Subsidiaries has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

              (f)       Except as disclosed in Schedule 2.19(f), neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director, employee or former employee of Seller or any of the Seller Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of the Seller Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. Seller shall use its best efforts to insure that no amounts paid or payable by Seller, the Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any of the Seller Subsidiaries will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

              2.20.       Conduct of Seller to Date. From and after September 30, 2000 through the date of this Agreement, except as set forth in the Seller Financial Statements and the Seller Reports and except as disclosed in Schedule 2.20: (i) Seller and the Seller Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) neither Seller nor any of the Seller Subsidiaries has issued, sold, granted, conferred or awarded any of its Equity Securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of Seller or the Seller Subsidiaries; (iii) Seller has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) Seller has not declared, set aside or paid any dividend (other than its regularly scheduled dividends consistent with past practices) or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; (v) neither Seller nor any of the Seller Subsidiaries has incurred any obligation or liability (absolute or contingent), except liabilities incurred in the ordinary course of business and transaction expenses relating to this Agreement and the Merger, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) neither Seller nor any of the Seller Subsidiaries has discharged or satisfied any Lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither Seller nor any of the Seller Subsidiaries has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, neither Seller nor any of the Seller Subsidiaries has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) except as provided in this Agreement, agreed to do any of the foregoing; (ix) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) neither Seller nor any of the Seller Subsidiaries has canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and the Seller Subsidiaries; and (xi) neither Seller nor any of the Seller Subsidiaries has entered into any material transaction, contract or commitment outside the ordinary course of its business other than this Agreement.

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              2.21.       Absence of Undisclosed Liabilities.

              (a)       As of the date of this Agreement, neither Seller nor any of the Seller Subsidiaries has any debts, liabilities or obligations equal to or exceeding $5,000, individually or $25,000 in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are required to be reflected in the Seller Financial Statements or the notes thereto in accordance with GAAP except:

       (i)       debts, liabilities, obligations and contingencies reflected on the Seller Financial Statements and the notes thereto as of and for the year ended September 30, 2000;

       (ii)       operating leases reflected on Schedule 2.11(b); and

       (iii)       debts, liabilities or obligations incurred or arising since September 30, 2000 in the ordinary and usual course of their respective businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits and none of which have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.

              (b)       Neither Seller nor any of the Seller Subsidiaries was as of September 30, 2000, and since such date to the date hereof, has become a party to, any contract or agreement, excluding deposits, loan agreements, and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Seller or any of the Seller Subsidiaries in the ordinary course of business, that had, has or may be reasonably expected to have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.

              2.22.       Proxy Statement, Etc. None of the information regarding Seller or any of the Seller Subsidiaries prepared by Seller and included in (i) the Proxy Statement to be mailed to Seller's shareholders in connection with the meeting to be called to consider this Agreement and the Merger (the "Proxy Statement") or (ii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's shareholders referred to in Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Seller or any of the Seller Subsidiaries is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

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              2.23.       Registration Obligations. Neither Seller nor any of the Seller Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

              2.24.       Regulatory Matters. Neither Seller nor any of the Seller Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

              2.25.       Brokers and Finders. Except for Keefe, Bruyette & Woods, Inc., neither Seller nor any of the Seller Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any of the Seller Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

              2.26.       Interest Rate Risk Management Instruments.

              (a)        Set forth on Schedule 2.26(a) is a list as of the date hereof of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of the Seller Subsidiaries is a party or by which any of their properties or assets may be bound.

              (b)       All such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of the Seller Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of Seller, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or a Seller Subsidiary and are in full force and effect. Seller and each of the Seller Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of Seller, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

              2.27.       Accuracy of Information. The statements contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct as of the date hereof or as of the date delivered in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

              The Buyer hereby represents and warrants to Seller as follows:

              3.01.       Organization and Authority. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Buyer is registered as a bank holding company with the Federal Reserve Board under the BHCA.

              3.02.       Authorization.

              (a)       Buyer and Merger Sub each have the corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer and Merger Sub. Subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, and assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding obligation of Buyer and Merger Sub enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

              (b)       Other than in connection with or in compliance with the provisions of the Missouri Statute, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the HOLA or any required approvals of any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement.

              3.03.       Buyer Financial Statements. Buyer previously has delivered to Seller a true and correct copy of Buyer's consolidated balance sheet as of December 31, 1999 and related consolidated statements of income, changes in shareholders' equity and cash flows for the two-year period then ended, together with the notes thereto, audited by Cummings & Associates, and Buyer's unaudited consolidated balance sheet as of September 30, 2000 and related unaudited consolidated statements of income and cash flows for the nine-month period then ended (collectively, the "Buyer Financial Statements"), which financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Buyer and its Subsidiaries at the date thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of Buyer and its Subsidiaries for the periods stated therein, except in the case of interim Buyer Financial Statements for the absence of footnotes and normal year-end adjustments. The Buyer Financial Statements are derived from the books and records of Buyer and its Subsidiaries, which are complete and accurate in all material financial respects and have been maintained in accordance with good business practices. Neither Buyer nor any of its Subsidiaries has any material contingent liabilities that are not described in the Buyer Financial Statements.

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              3.04.       Material Adverse Effect. Since September 30, 2000 to the date hereof, there has been no Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

              3.05.       Litigation and Other Proceedings. Neither Buyer nor any of its Subsidiaries is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, involving a monetary claim in excess of $25,000 or involving a claim for equitable relief.

              3.06.       Accuracy of Information. The statements contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct as of the date hereof or as of the date delivered in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

              3.07.       Certain Information. None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them which is included in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which the Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

              3.08.       Financial Resources. Buyer has the financial wherewithal and has, or will have prior to the Effective Time, sufficient funds to perform its obligations under this Agreement. Buyer and Eagle Bank and Trust Company are in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

              3.09.       Regulatory Matters. Neither Buyer nor any Buyer Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

              4.01.       Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, Seller shall and shall cause each of the Seller Subsidiaries to, conduct their businesses according to the ordinary and usual course consistent with past and current practices and shall use their best efforts to maintain and preserve their business organization, employees and advantageous business relationships and retain the services of their officers and key employees.

              4.02.       Forbearances of Seller. Except as otherwise contemplated by this Agreement, and except to the extent required by law, regulation or Regulatory Authority, or with the prior written consent of Buyer (unless otherwise specifically noted in this Section 4.02), during the period from the date of this Agreement to the Effective Time, Seller shall not and shall not permit any of the Seller Subsidiaries to:

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              (a)       declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Seller Subsidiaries to Seller or to another of the Seller Subsidiaries); provided, however, during the first quarter of 2001, Seller may declare and pay a dividend to the holders of Seller Common Stock in an amount equal to twenty-four cents ($0.24) per share;

              (b)       enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or materially modify any of the Seller Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees consistent with past practice, (ii) as required by law or contract, (iii) such increases of which Seller notifies Buyer in writing and which Buyer does not disapprove within 10 days of the receipt of such notice and (iv) pursuant to the provisions of Section 5.09 hereof;

              (c)       propose or adopt any amendments to its Articles of Incorporation or other charter document or By-Laws;

              (d)       effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement or issue, sell, grant, confer or award any of its Equity Securities, except that the Seller may issue shares of Seller Common Stock upon exercise of the Seller Stock Options outstanding on the date of this Agreement;

              (e)       purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

              (f)       without first consulting with and obtaining the written consent of Buyer, cause or permit Savings Bank to enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount which, when aggregated with any and all loans or credit commitments of Seller and the Seller Subsidiaries to such person or entity, would be equal to or in excess of $100,000 or, solely with respect to one- to four-family mortgage loans, would be equal to or in excess of $250,000; provided, however, that Seller or any of the Seller Subsidiaries may make any such loan or credit commitment in the event (A) Seller or any Seller Subsidiary has delivered to Buyer or its designated representative a notice of its intention to make such loan and such information as Buyer or its designated representative may reasonably require in respect thereof and (B) Buyer or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to Buyer or its designated representative of the notice of intention and information as aforesaid; provided further, however, that nothing in this paragraph shall prohibit Seller or any Seller Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Notwithstanding this Section 4.02(f), Seller shall be authorized without first consulting with Buyer or obtaining Buyer's prior written consent, to cause or permit Savings Bank to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases shall not be in excess of 10% of such Pre-Existing Facility;

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              (g)        directly or indirectly (including through its officers, directors, employees or other representatives) (i) initiate, solicit, encourage, authorize, recommend, propose or announce any discussions, inquiries or proposals with any third party (other than Buyer) or enter into an agreement in principle, relating to the disposition of any significant portion of the business or assets of Seller or any of the Seller Subsidiaries or the acquisition of Equity Securities of Seller or any of the Seller Subsidiaries or the merger or consolidation of Seller or any of the Seller Subsidiaries with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Seller shall promptly notify Buyer orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

              (h)        take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement;
              (i)        other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;
              (j)        materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
              (k)        agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act; or
              (l)        enter into, increase or renew any loan or credit commitment (including standby letters of credit) to any executive officer or director of Seller or any of the Seller Subsidiaries, any holder of 10% or more of the outstanding shares of Seller Common Stock, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. § 371c and 12 U.S.C. § 371c-1, without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld. For purposes of this subsection (m), "control" shall have the meaning associated with that term under 12 U.S.C. § 371c.
              4.03.        Forbearances of Buyer and Merger Sub. During the period from the date of this Agreement to the Closing Date, each of Buyer and Merger Sub shall not, without the prior consent of Seller, agree in writing or otherwise to engage in any activity, enter into any transaction or take or omit to take any other action:

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              (a)        that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer, Merger Sub or Seller to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; or
              (b)        which would make any of the representations and warranties of Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.
ARTICLE V

ADDITIONAL AGREEMENTS

              5.01.        Access and Information; Due Diligence. Seller shall afford to Buyer, and to Buyer's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Buyer (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Each party shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party and its Subsidiaries which is not otherwise public knowledge, (B) in the event of a termination of this Agreement, return all documents (including copies thereof) obtained hereunder from the other party or any of its Subsidiaries to such other party of its Subsidiaries and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public. Nothing herein shall require Seller to make disclosure of information which may not be disclosed without the prior approval of a Regulatory Authority, or to make any disclosure of information which would cause Seller or any Seller Subsidiary to waive an attorney-client privilege; provided however, Seller shall take any and all reasonable actions necessary to obtain the approval of any Regulatory Authority to disclose such information to Buyer.

              5.02.        Proxy Statement; Regulatory Matters.

              (a)        Seller shall prepare and, subject to the review and reasonable consent of Buyer, file with the SEC as soon as is reasonably practicable preliminary proxy materials with respect to the meeting of the shareholders of Seller to be held to approve the Agreement and the Merger. Buyer shall prepare and, subject to the review and consent of Seller with respect to matters relating to Seller and its Subsidiaries, use its best efforts to file as soon as is reasonably practicable an application for approval of the Merger with the Federal Reserve Board, and such additional Regulatory Authorities as may require an application. Seller and the Seller Subsidiaries shall furnish Buyer all information concerning Seller and the Seller Subsidiaries and the shareholders thereof as Buyer may reasonably request in connection with any such action.
              (b)        Seller and Buyer shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions

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contemplated by this Agreement and, as and if directed by Buyer, to consummate such other transactions by and among Buyer's Subsidiaries and the Seller Subsidiaries concurrently with or following the Effective Time, provided that such actions do not: (i) materially impede or delay the receipt of any approval referred to in Section 6.01(b); or (ii) materially impede or delay the consummation of the transactions contemplated by this Agreement.
              (c)        If so requested by Buyer and in cooperation with Buyer, Seller and its directors and officers shall, and shall use their best efforts to cause Savings Bank and its directors and officers to promptly take all necessary corporate and other action, prepare and file all necessary documentation, make all necessary applications and filings and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities that are necessary to amend the Charter or Bylaws of Savings Bank, to merge Savings Bank into Eagle Bank and Trust Company, to convert Savings Bank to a Missouri state-chartered bank or to allow Eagle Bank and Trust Company to purchase all of the assets and assume all of the liabilities of Savings Bank, so that such amendments, mergers or other transactions may be consummated in conjunction with the consummation of the Merger, whether effective at the time of or immediately after the Merger. In the event this Agreement is terminated pursuant to its terms and Seller took any action at the request of Buyer, as contemplated by this Section 5.02(c), Buyer shall promptly pay to Seller, after the termination of this Agreement, Seller's actual cost for taking such action.
              5.03.        Shareholder Approval. Seller shall call a special meeting of its shareholders to be held as soon as is reasonably possible for the purpose of voting upon this Agreement and the Merger. The Board of Directors of Seller shall submit for approval of Seller's shareholders the matters to be voted upon at such meeting. Subject to the fiduciary duties of the Seller's Board of Directors, as advised by outside legal counsel, the Board of Directors of Seller shall, on or prior to the date the Proxy Statement is mailed, recommend this Agreement and the transactions contemplated hereby to the shareholders of Seller and use its reasonable best efforts to obtain any vote of Seller's shareholders necessary for the approval of this Agreement.

              5.04.        Current Information. During the period from the date of this Agreement to the Closing Date, (i) Seller will promptly furnish Buyer with copies of all monthly and other interim financial statements as the same become available and each party shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and (ii) Buyer shall promptly furnish to Seller copies of all filings with respect to the Merger by Buyer with each of the Federal Reserve and the OTS. Each party shall promptly notify the other party of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any material respect; (b) any Material Adverse Effect; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or (d) the institution or the threat of any material litigation against such party.

              5.05.        Conforming Entries.

              (a)        Notwithstanding that Seller believes that Seller and Seller Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and

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applicable laws, rules and regulations, Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, regulations and other requirements of Regulatory Authorities, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as provided in Section 5.05(d).
              (b)        Subject to applicable laws, regulations and other requirements of Regulatory Authorities, in addition, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to determining appropriate Seller accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger, as provided in Section 5.05(d).
              (c)        Subject to applicable laws, regulations and other requirements of Regulatory Authorities, Seller and Buyer shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges, if any, related to or to be incurred in connection with the Merger, as provided in Section 5.05(d).
              (d)        Subject to applicable laws, regulations and other requirements of Regulatory Authorities, Seller shall (i) establish and take such reserves and accruals to conform Seller's loan, accrual and reserve policies to Buyer's policies, (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for various accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, and (iii) effect such divestitures or otherwise implement such restructuring in respect of its investment securities portfolio to conform Seller's investment securities portfolio policies to Buyer's policies, in the case of each of the foregoing at such times as are requested by Buyer in a written notice to Seller; provided, however, that on or prior to the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to the Closing have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement.
              (e)        No actions taken by Seller or any Seller Subsidiary pursuant to this Section 5.05 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.
              5.06.        Environmental Reports. Buyer may perform, at Buyer's expense, as soon as reasonably practicable, but not later than sixty (60) days after the date hereof, a phase one environmental investigation and/or asbestos survey on all Real Property as of the date hereof (but excluding property held in trust or in a fiduciary capacity and space in retail and similar establishments leased by Seller for automatic teller machines or leased bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within fifteen (15) days after being notified by Sellers of the acquisition or lease of any real property acquired or leased by Seller or any of the Seller Subsidiaries after the date hereof (but excluding property held in trust or in a fiduciary capacity and space in retail and similar establishments

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leased by Seller for automatic teller machines or leased bank facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If the results of the phase one investigation indicate, in Buyer's reasonable opinion, that additional investigation is warranted, Buyer may perform, at Buyer's expense, a phase two subsurface investigation or investigations on properties deemed to warrant such additional study. Buyer shall perform any such phase two investigation as soon as reasonably practicable after receipt of the phase one report(s) for such properties. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or (ii) recommended in such phase one or two report or reports, in the aggregate, exceed the sum of $150,000 on an after-tax basis as reasonably estimated by Buyer's environmental firm or expert and public accounting firm, then for a period of 15-business days after the determination of estimated remediation costs is provided to Seller, Buyer shall have the right to terminate this Agreement pursuant to Section 7.01(e).

              5.07.        Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger; provided, however, that any and all fees (excluding reasonable out-of-pocket expenses) paid by Seller to its legal counsel, Silver, Freedman & Taff, L.L.P., related to the preparation of this Agreement and all other related agreements and documentation in connection with the consummation of the transactions contemplated herein, shall not exceed $105,000.

              5.08.        Miscellaneous Agreements and Consents.

              (a)        Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyer, desirable for the consummation of the transactions contemplated by this Agreement.
              (b)        Subject to applicable laws, regulations and other requirements of Regulatory Authorities, Seller, prior to the Effective Time, shall (i) consult and cooperate with Buyer regarding the implementation of those policies and procedures established by Buyer for its governance and that of its Subsidiaries and not otherwise referenced in Section 5.05 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the reasonable request of Buyer, conform Seller's existing policies and procedures in respect of such matters to Buyer's policies and procedures or, in the absence of any existing Seller policy or procedure regarding any such function, introduce Buyer's policies or procedures in respect thereof, unless to do so would cause Seller or any of the Seller Subsidiaries to be in violation of any law, rule or regulation of any Regulatory Authority having jurisdiction over Seller and/or the Seller Subsidiary affected thereby; provided, however, that on or prior to the date such changes are made to Seller's existing policies or procedures or such new policies and procedures are introduced, Buyer shall certify to Seller that all conditions to the Closing have been satisfied or

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waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement.
              5.09.        Employee Agreements and Benefits.
              (a)        At the Closing, Seller shall pay out the employment contract with Leo Rozier in the amount of $512,326. As of the Effective Time, Buyer shall assume and amend the employment contract with Stephen Rozier or provide Stephen Rozier with a new employment agreement on terms substantially similar to his existing agreement, including an increase in his then current compensation as an officer for the year preceding the Merger. Buyer further agrees, as of the Effective Time, to elect Stephen Rozier as President of the Perry County branch of Eagle Bank and Trust Company (or President of Savings Bank if it has not been merged) and a member of the Executive Committee and the Strategic Planning Committee for the combined bank. Buyer further agrees, as of the Effective Time, to elect Leo Rozier to the position of Chairman of Savings Bank and, upon combination of Savings Bank with Eagle Bank and Trust Company, to the position of Vice Chairman of the combined bank, with compensation to be at least equal to 185% of the cost of his full health, life and disability insurance coverage for the period of time he serves in such capacity.
              (b)        Subject to Section 1.11, the provisions of the Seller Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Equity Securities of Seller or any of the Seller Subsidiaries shall be deleted and terminated as of the Effective Time.
              (c)        Except as set forth in Section 5.09(b) and (e) hereof, the Seller Employee Plans shall not be terminated by reason of the Merger but shall continue until such time as the employees of Seller and the Seller Subsidiaries are integrated into Buyer's employee benefit plans that are available to other employees of Buyer and its Subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Buyer shall take such steps as are necessary or required to integrate the employees of Seller and the Seller Subsidiaries into Buyer's employee benefit plans and policies (including, without limitation, vacation and sick leave policies) available to other employees of Buyer and its Subsidiaries as soon as practicable after the Effective Time, with (i) full credit for prior service with Seller or any of the Seller Subsidiaries for purposes of vesting, eligibility for participation and benefit accruals (but not benefit accruals under any defined benefit plan), and co-payment and deductible carryforwards, and (ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.
              (d)        Buyer shall provide to the employees of Seller and the Seller Subsidiaries full credit for prior service with Seller and with the Seller Subsidiaries for purposes of severance benefits under Buyer's guidelines in respect of such matters.
              (e)        (i)        Seller shall, and shall cause the Seller Subsidiaries to, take all necessary action to terminate the Seller employee stock ownership plan (the "ESOP") as soon as possible after the Effective Time. Seller acknowledges and agrees that Buyer's counsel shall prepare and file, subject to the reasonable review and comment of Seller and Seller's counsel, any and all documents necessary to terminate the ESOP. Prior to the Effective Time, the ESOP may be amended to provide for (y) full vesting of benefits for participants; and (z) elimination of the

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requirement for a participant to be employed on the last day of the year to receive an employer contribution, other annual additions or allocations, in each case effective as of the Effective Time. Seller shall make no other amendments to the ESOP without the prior written consent of Buyer and shall only make additional contributions to the ESOP in an amount consistent with the terms of the ESOP's original note, and at times consistent with prior practice, and such amounts shall be applied to the ESOP indebtedness (the "ESOP Debt").
                     (ii)        The Merger Consideration received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Common Stock shall be first applied by the trustee to the repayment of the ESOP Debt plus any accrued and unpaid interest. The balance of the Merger Consideration, if any, received by the ESOP trustee in the course of the Merger with respect to unallocated shares of Seller Common Stock shall be allocated to the accounts of all participants and beneficiaries in the ESOP who have accounts remaining under the ESOP in proportion to such participants' and beneficiaries' account balances as they exist as of the Effective Time as investment earnings of the ESOP to the maximum extent permitted under the Code and applicable law.
                     (iii)        As soon as practicable after the date hereof, Buyer's counsel shall file or cause to be filed on behalf of Seller, all necessary documents with the IRS for a determination letter on the termination of the ESOP. As soon as practicable after receipt of a favorable determination letter from the IRS (but not prior to the Effective Time) and after the allocation of the Merger Consideration as provided above by the ESOP trustee, the account balances in the ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or qualified plan as a participant or beneficiary may direct.
              5.10.        Press Releases. Except as may be required by law, Seller and the Buyer shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

              5.11.        State Takeover Statutes. Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

              5.12.        Indemnification; Insurance.

              (a)        From and after the Effective Time through the sixth anniversary of the Effective Time, Buyer shall indemnify and hold harmless all present and former directors and officers of Seller and the Seller Subsidiaries (the "Indemnified Parties"), with respect to any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, matter, proceeding or investigation, whether, civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated herein) to the fullest extent that such Indemnified Parties would have been entitled to indemnification by Seller or any Seller Subsidiary under the Articles of Incorporation, charter or Bylaws of Seller or any Seller Subsidiary, or as otherwise set forth in the Schedules to this Agreement, including the right to advancement of expenses subject to an undertaking by each Indemnified Party to repay such amounts if it is ultimately determined that such Indemnified Party is not entitled to indemnification; provided,

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however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim, and provided, further, that nothing contained herein shall extend or be deemed a waiver of any applicable statute of limitations in respect of any claim or claim for indemnification. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, charter or Bylaws of Seller or any Seller Subsidiary, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.
              (b)        Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer, but the failure to so notify shall not relieve Buyer of any liability it may have to such Indemnified Party if such failure does not result in material prejudice to Buyer. In the event of any such claim, action, suit, proceeding or investigation (arising after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Party, the Indemnified Party may retain counsel which is reasonably satisfactory to Buyer, and Buyer shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) in accordance with the obligations set forth in Section 5.12(a) hereof, (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of the Indemnified Party in the manner contemplated hereby is prohibited by applicable law.
              (c)        Buyer shall maintain Seller's and Seller's Subsidiaries' existing directors' and officers' liability insurance policy (or purchase a tail insurance policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by Seller and Seller Subsidiaries for a period of six years following the Effective Time, or such lesser period as can be maintained or purchased for 200% of the most recent year's premium. At the request of Buyer, Seller shall use reasonable efforts to procure the tail coverage insurance coverage referred to in the preceding sentence prior to the Effective Time.
               (d)        In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Buyer or any of its successors or assigns, as the case may be, shall use its best efforts to ensure that the successors and assigns of such entity assume the obligations set forth in this Section 5.12.

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              5.13.        Financing. Buyer shall have consummated capital raising to fully fund the aggregate Merger Consideration in accordance with all applicable regulations and guidelines of Regulatory Authorities by July 31, 2001, and shall provide written evidence thereof to Seller relative thereto not later than July 31, 2001. Buyer will have available and shall deposit with the Exchange Agent before the Effective Time cash to provide all funds necessary to pay the aggregate Merger Consideration and Option Consideration.

              5.14.        System Conversion. From and after the date hereof, representatives of Buyer, Seller and the Seller Subsidiaries shall meet on a regular basis to discuss and plan for the conversion of Seller's data processing and related electronic informational systems to those used by Buyer and Eagle Bank and Trust Company, which planning shall include, but not be limited to, discussion of the possible termination by Seller and the Seller Subsidiaries of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller and the Seller Subsidiaries in connection with it systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller and the Seller Subsidiaries shall not be obligated to take any such action and, unless, Seller otherwise agrees, no conversion shall in fact take place prior to the Closing Date. In the event that Buyer so requests in writing, and Seller or any Seller Subsidiary determines to take, or so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer shall indemnify Seller and such Seller Subsidiary on terms reasonably satisfactory to Seller for any such fees and expenses, and the cost of reversing the conversion process, if for any reason the Closing does not occur in accordance with the terms of this Agreement.

              5.15.        Disclosure Supplements. From time to time prior to the Effective Time, each party shall promptly supplement or amend any Schedules to this Agreement previously delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Schedules delivered to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

ARTICLE VI

CONDITIONS

              6.01.        Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

              (a)        Shareholder Approval. The approval of this Agreement and the Merger shall have received the requisite vote of the shareholders of Seller at the special meeting of shareholders called pursuant to Section 5.03 hereof.
              (b)        Regulatory Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Federal Reserve Board and any other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby and all requisite waiting periods imposed by the foregoing shall have expired.

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              (c)        No Judicial Prohibition. Neither Seller, Merger Sub nor Buyer shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.
              6.02.        Conditions to Obligations of Seller. The obligations of Seller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

              (a)        Representations and Warranties. The representations and warranties of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time, except (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, provided this subpart (ii) shall not apply to Sections 3.02(a), 3.07, 3.08 and 3.09, and (iii) for the effect of transactions contemplated by this Agreement, and Seller shall have received a certificate of the President of Buyer, signing solely in his capacity as an officer of Buyer, to such effect.
              (b)        Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Seller shall have received a certificate of the President of Buyer, signing solely in his capacity as an officer of Buyer, to that effect.
              (c)        Permits, Authorizations, etc. Buyer shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation of the Merger.
              (d)        Merger and Option Consideration. Buyer shall have deposited with the Exchange Agent the aggregate Merger Consideration and Option Consideration to be received by shareholders of Seller and holders of Seller Employee Stock Options upon consummation of the Merger.
              (e)        Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Buyer's counsel dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit A to this Agreement.
              (f)        Opinion of Financial Advisor. As of the date hereof and prior to the distribution of the Proxy Statement to the shareholders of Seller, Seller shall have received an opinion from Keefe, Bruyette and Woods, Inc., Seller's financial advisor, to the effect that the consideration to be received by Seller's shareholders from Buyer in connection with the Merger, from a financial point of view, is fair to Seller's shareholders, and such opinion shall have not been withdrawn prior to the Effective Time.
              6.03.        Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

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              (a)        Representations and Warranties. The representations and warranties of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time, except (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, provided this subpart (ii) shall not apply to Sections 2.02, 2.03, 2.04(a), 2.05, 2.19(f) and 2.22 - 2.25, and (iii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a certificate of the Chairman and the President of Seller, signing solely in their capacities as officers of Seller, to such effect.
              (b)        Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Buyer shall have received a certificate of the Chairman and the President of Seller signing solely in their capacities as officers of Seller, to that effect.
              (c)        Permits, Authorizations, etc. Seller shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.
              (d)        No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole.
              (e)        Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Seller's counsel dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit B to this Agreement.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

              7.01.        Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Seller or the shareholders of Buyer:

              (a)        by mutual consent by the Board of Directors of Buyer and by the Board of Directors of Seller;
              (b)        by the Board of Directors of Buyer or the Board of Directors of Seller at any time after October 31, 2001 if the Merger shall not theretofore have been consummated;
              (c)        by the Board of Directors of Buyer or the Board of Directors of Seller if (i) the Federal Reserve Board or any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated hereby has denied approval of the Merger and such denial has become final and nonappealable, or (ii) the shareholders of Seller shall not have approved this Agreement at the meeting referred to in Section 5.03;

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              (d)        by the Board of Directors of Buyer, on the one hand, or by the Board of Directors of Seller, on the other hand, in the event of (1) a material volitional breach by the other party to this Agreement of any covenant or agreement contained herein or (2) a breach of any representation or warranty contained herein, where the facts which caused the breach of such representation of warranty have resulted, or are likely to result, in a Material Adverse Effect on the breaching party and its Subsidiaries, taken as a whole, provided that the requirement that such breach result in a Material Adverse Effect shall not apply to a breach of Section 3.02(a), 3.07, 3.08 or 3.09 hereof by Buyer or Section 2.02, 2.04(a), 2.05, 2.19(f) or 2.22 - 2.25 by Seller), and in the case of each of (1) and (2), which breach is not cured within 30 days after written notice thereof is given to the breaching party by the non-breaching party or is not waived by the non-breaching party during such period;
              (e)        by the Board of Directors of Buyer pursuant to and in accordance with the provisions of Section 5.06 hereof; or
              (f)        by the Board of Directors of Seller at any time after July 31, 2001 if Buyer has not consummated its capital raising to fully fund the payment of the aggregate Merger Consideration.
       For purposes of this Section 7.01, termination by Buyer also shall be deemed to be termination on behalf of Merger Sub.

              7.02.        Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller or their respective officers or directors except as set forth in the second sentence of Section 5.01 and in Sections 5.07, 8.02 and 8.03, and except that no proper termination of this Agreement pursuant to Section 7.01(d) shall relieve the breaching party of any liability to the non-breaching party hereto arising from the intentional, deliberate or willful breach of any representation, warranty, covenant or agreement contained herein, after giving notice to such breaching party and an opportunity to cure as set forth in Section 7.01(d).

              7.03.        Amendment. This Agreement, the Exhibits and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Boards of Directors of Buyer or Seller, at any time before or after approval of this Agreement by the shareholders of Buyer or the shareholders of Seller; provided, however, that after any such approval by the shareholders of Seller or Buyer no such modification shall alter or change the amount or kind of Merger Consideration to be received by holders of Seller Common Stock as provided in this Agreement. This Agreement, the Exhibits and the Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

              7.04.        Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

ARTICLE VIII

GENERAL PROVISIONS

              8.01.        Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter but prior to the Effective Time shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth

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below in this Section 8.01, all representations, warranties and agreements in this Agreement of the parties or in any instrument delivered by any party pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 1.05-1.10, 5.02(b), 5.07, 5.09 and 5.12 shall survive the Effective Time. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in the second sentence of Section 5.01 and Sections 5.07, 7.02, 8.02 and 8.03 shall survive such termination.

              8.02.        Indemnification. Buyer and Seller (hereinafter, in such capacity being referred to as the "Securities Indemnifying Party") agree to indemnify and hold harmless each other and their officers, directors and controlling persons (each such other party being hereinafter referred to, individually and/or collectively, as the "Securities Indemnified Party") against any and all losses, claims, damages or liabilities, joint or several, to which the Securities Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof): (a) arise primarily out of any information furnished to the Securities Indemnified Party by the Securities Indemnifying Party and included in the Proxy Statement, or in any amendment therefor or supplement thereof, or are based primarily upon any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement, or in any amendment thereof or supplement thereto, and provided for inclusion thereof by the Securities Indemnifying Party or (b) arise primarily out of or are based primarily upon the omission or alleged omission by the Securities Indemnifying Party to state in the Proxy Statement, or in any amendment thereof, a material fact required to be stated therein or necessary to make the statements made therein not misleading, and agrees to reimburse each such Securities Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

              8.03.        Liquidated Damages. In the event the Merger is not consummated due to (i) a termination by Seller pursuant to Section 7.01(f) or (ii) a termination by Seller or Buyer pursuant to Section 7.01(c), on account of the failure to obtain any approval from a Regulatory Authority required for consummation of the Merger and such failure to obtain such approval was based solely upon capital adequacy issues related to Buyer's proposed financing of the Merger Consideration, then, in either such event, Buyer shall pay to Seller on the date of such termination of this Agreement $300,000, in cash in immediately available funds, as agreed upon liquidated damages and as the sole and exclusive remedy of Seller against Buyer under this Agreement; provided, however, if the agreed upon liquidated damages is not timely paid the amount thereof shall bear interest at the lesser of 18% per annum or the highest legal rate permitted under Missouri law until such amount is paid, and Buyer also shall be responsible for payment of all costs of collection. In the event the Merger is not consummated due to a termination by either Buyer or Seller pursuant to Section 7.01(c) as a result of the shareholders of Seller not approving this Agreement at the meeting referred to in Section 5.03 and Seller's Board of Directors did not recommend this Agreement and the transactions contemplated hereby in the Proxy Statement, Seller shall pay to Buyer on the date of such termination of this Agreement $300,000, in cash in immediately available funds, as agreed upon liquidated damages and as the sole and exclusive remedy of Buyer against Seller under this Agreement; provided, however, if the agreed upon liquidated damages is not timely paid the amount thereof shall bear interest at the lesser of 18% per annum or the highest legal rate permitted under Missouri law until such amount is paid, and Seller also shall be responsible for payment of all costs of collection.

              8.04.        No Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any corporation deemed to be a successor corporation of any of the parties by operation of law) and assigns, but neither this Agreement nor any right or obligation set forth in any

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provision hereof may be transferred or assigned (except by operation of law) by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section 8.04 shall be void and of no effect. There shall not be any third party beneficiaries of any provisions hereof except for Sections 1.07, 1.10, 5.09, 5.12 and 8.02 which may be enforced against Buyer or Seller, as the case may be, by the parties therein identified or described.

              8.05.        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement. Notwithstanding anything contained herein, no party shall be required to violate any applicable law in the performance of its duties hereunder.

              8.06.        No Implied Waiver. No failure or delay on the part of any party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

              8.07.        Headings. Article, section, subsection and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

              8.08.        Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment, of any provision of this Agreement, shall be effective unless specifically made in writing and duly signed by all parties thereto.

              8.09.        Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

              8.10.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram, telex or telecopy or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (i)        if to the Buyer:
                                      Jefferson County Bancshares, Inc.
                                      680 S. Mill Street
                                      P.O. Box 129
                                      Festus, Missouri 63010
                                      Attention: Michael W. Walsh, President
                                      Telecopy: (636) 931-3611

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       Copy to:
                                      Robert M. LaRose, Esq.
                                      Thompson Coburn LLP
                                      One Firstar Plaza
                                      St. Louis, Missouri 63101
                                      Telecopy: (314) 552-7000

       (ii)        if to Seller:
                                      Perry County Financial Corporation
                                      14 North Jackson Street
                                      Perryville, Missouri 63775
                                      Attention: Leo J. Rozier, President
                                      Telecopy: (573) 547-2667
       Copy to:
                                      Martin L. Meyrowitz, P.C.
                                      Silver, Freedman & Taff L.L.P.
                                      1100 New York Avenue, Suite 700
                                      Washington, D.C. 20005
                                      Telecopy: (202) 682-0354

              8.11.        Governing Law. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

Attest:	JEFFERSON COUNTY BANCSHARES, INC.
/s/ Lorna J. Fink	By: /s/ Michael W. Walsh
Lorna J. Fink	Michael W. Walsh President and Chief Executive Officer
Attest:	PCFC ACQUISITION CORP.
/s/ Kenneth Bartz	By: /s/ Michael W. Walsh
Kenneth Bartz Assistant Secretary	Michael W. Walsh President
Attest:	PERRY COUNTY FINANCIAL CORPORATION
/s/ Rachell A. Janet	By: /s/ Leo J. Rozier
Rachell A. Janet Assistant Secretary	Leo J. Rozier President and Chief Executive Officer

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